Exhibit 5

[McKENNA LONG & ALDRIDGE LLP LETTERHEAD]

May 23, 2005

Neenah Paper, Inc.
Preston Ridge III
3460 Preston Ridge Road
Suite 600
Alpharetta, Georgia 30005

  Re:
  Neenah Paper, Inc.
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to Neenah Paper, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended, (i) $225,000,000 aggregate principal amount of the Company's 7 3/8% Senior Notes due 2014, (the "Exchange Notes") and (ii) the guarantees thereof (the "Guarantees") by the operating subsidiaries of the Company (the "Subsidiary Guarantors"). The Exchange Notes are to be issued in exchange (the "Exchange Offer") for a like principal amount of the Company's outstanding 7 3/8% Senior Notes due 2014 (the "Original Notes").

        In rendering our Opinions (as defined below), we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinions hereinafter set forth, including: (i) the Certificate of Incorporation and Bylaws of the Company and the Subsidiary Guarantors, in each case as amended through the date hereof; (ii) minutes of proceedings of the Board of Directors of the Company and the Subsidiary Guarantors; (iii) the Registration Statement; (iv) the Indenture, dated as of November 30, 2004, by and among the Company, the Subsidiary Guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee (the "Indenture"); (v) the Registration Rights Agreement, dated as of November 30, 2004 (the "Registration Rights Agreement"), by and among the Company, the Subsidiary Guarantors and Citigroup Capital Markets Inc., Goldman Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the Initial Purchasers; and (vi) the form of 7 3/8% Senior Note due 2014, including the Guarantee attached thereto. In making all of our examinations, we assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

        As to various factual matters that are material to our Opinions, we have relied upon the factual statements set forth in a certificate of officers of the Company. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

        Members of this firm are admitted to the bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Georgia and the Delaware General Corporation Law that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Exchange Notes and the Guarantees. The Opinions hereinafter set forth are based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

        The only opinions rendered by this firm are in numbered paragraphs (1), (2) and (3) below (our "Opinions"), and no other opinion is implied or to be inferred. Additionally, our Opinions are based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

        Based upon and subject to the foregoing, we are of the Opinion that:

  (1)
  The Exchange Notes, when authenticated, issued and delivered in exchange for a like principal amount of the Original Notes as set forth in the Registration Statement and in accordance with the provisions of the Indenture, will constitute binding obligations of the Company, except that (a) the enforceability of the Company's obligations thereunder is subject to and limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium, and other laws relating to or affecting rights and remedies of creditors and by general equitable principles (whether considered in a proceeding at law or in equity) and matters of public policy, and (b) subject to an implied covenant of good faith and fair dealing.

  (2)
  The Guarantee, when executed and delivered by each of the Subsidiary Guarantors and when the Exchange Notes have been authenticated, issued and delivered in accordance with the Indenture, will constitute binding obligations of the Subsidiary Guarantors, except that (a) the enforceability of the Subsidiary Guarantors' obligations thereunder is subject to and limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium, and other laws relating to or affecting rights and remedies of creditors and by general equitable principles (whether considered in a proceeding at law or in equity) and matters of public policy, and (b) subject to an implied covenant of good faith and fair dealing.

  (3)
  The statements under the caption "Material United States Income Tax Considerations" in the Prospectus forming a part of the Registration Statement, to the extent such statements constitute a summary of the United States federal income tax consequences of the Exchange Offer, are correct in all material respects.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" set forth in the Prospectus forming a part of the Registration Statement.

Very truly yours,
/s/	McKENNA LONG & ALDRIDGE LLP McKENNA LONG & ALDRIDGE LLP